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Contact:   CoCensys, Inc.
           Peter E. Jansen
           Vice President & Chief Financial Officer
           (714) 753-6100

           or

           Christi Foster
           Director of Communications
           (714) 753-6112


           Watson Pharmaceuticals
           Suzanne Craig, Lisa Laukkanen,
           Doug Sherk

           Morgen-Walke Associates, Inc.
           (415) 296-7383
           Sandra Badurina, Josh Passman
           (212) 850-5698


FOR IMMEDIATE RELEASE
---------------------

            COCENSYS SELLS SALES DIVISION TO WATSON PHARMACEUTICALS

IRVINE, California/PR Newswire/Oct. 9, 1997 - CoCensys, Inc. (Nasdaq: COCN) and Watson Pharmaceuticals, Inc. (NYSE: WPI) announced today that they have entered into a definitive agreement under which Watson's wholly owned subsidiary, Watson Laboratories, Inc., has acquired CoCensys' Pharmaceutical Sales and Marketing Division. The transaction is valued at approximately $9 million, of which $6 million was paid at closing. The balance will be paid on the occurrence of certain events.

Although specific terms of the agreement were not disclosed, the transaction includes the right to hire approximately 70 sales and marketing personnel employed by the division; the division's operating and other assets; and the current co-promotion agreements. In addition to the cash proceeds of the sale, CoCensys estimates that, on an annualized basis, its net cash burn will be reduced by approximately $3 million as a result of this transaction.

"This important transaction with Watson Pharmaceuticals furthers our strategy of focusing our resources and energies on our core competency of discovering and developing therapies for brain and central nervous system disorders," said F. Richard Nichol, Ph.D., President and Chief Executive Officer of CoCensys. "The sales organization will certainly benefit by being part of an operating environment that possesses a large portfolio of products and the significant resources to maximize its marketing capabilities. At the same time, CoCensys will maintain the potential opportunity, through collaborative relationships with Watson, to leverage the sales force and Watson's manufacturing capacity as our products come to market. It's an excellent arrangement for everyone, and we look forward to exploring other opportunities to work with Watson Pharmaceuticals," concluded Dr. Nichol.

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Allen Chao, Ph.D., Chairman and Chief Executive Officer of Watson
Pharmaceuticals commented, "As part of our strategy to diversify our revenue base, this acquisition adds an important dimension to Watson's existing sales and marketing capability. The CoCensys Sales and Marketing Division was particularly attractive because the sales force is well-established and expert in the areas of neurology and psychiatry. This sales force will complement our existing primary and our recently established female healthcare sales forces, as well as those of Oclassen's dermatological sales force, and be a key component in our expansion and diversification program. Additionally, this new relationship with CoCensys provides us with the potential to access novel central nervous system compounds and research expertise in the future," concluded Dr. Chao.

The following important factors may affect Watson's and CoCensys' actual results and could cause such results to differ materially from forward-looking statements made by or on behalf of Watson and/or CoCensys. Such factors include, but are not limited to, changing market conditions, the availability and cost of raw materials, the impact of competitive products and pricing, the timely development, FDA approval and market acceptance of Watson's and CoCensys' products, and other risks detailed from time to time in Watson's and CoCensys' respective Securities and Exchange Commission filings.

CoCensys is a biopharmaceutical company that discovers and develops products to treat neurological and psychiatric disorders. The company's product development programs focus on novel, small molecule compounds for the treatment of migraine, epilepsy, anxiety, insomnia, stroke, head trauma and neurodegenerative diseases. More information about the company is available on its website: http://www.cocensys.com.

Watson Pharmaceuticals, Inc., headquartered in Corona, CA, is engaged in the development, manufacture and sale of off-patent medications and proprietary pharmaceutical products.

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